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                                                                      EXHIBIT 3B

                                    RESTATED
                            ARTICLES OF INCORPORATION


FIRST: The name of the corporation is DYNCOM INC.

SECOND: The period of duration is perpetual.

THIRD: The purpose or purposes for which the corporation is organized are: (1) to provide, and consult regarding, network based electronic solutions with an emphasis on commerce applications, (2) to provide, and consult regarding, smart card technology solutions, (3) to provide, and consult regarding, Internet and Intranet solutions, (4) to provide, and consult regarding, technology-oriented solutions for business, professional, health-care, and other environments susceptible of benefiting from applications of technology, and (5) for such other legal and lawful purpose and business for which a corporation may be incorporated pursuant to the Colorado Business Corporation Act.

FOURTH: The aggregate number of shares, which the corporation shall have authority to issue, is 100 million shares, and shares shall have no par value.

FIFTH: Cumulative voting of shares is not authorized.

SIXTH: There shall be no preemptive rights to any shareholder of the corporation to acquire additional or treasury shares of the corporation.

SEVENTH: The address of the registered office of the corporation is 2301 Research Boulevard, Suite 203, Fort Collins, Colorado, 80522, and the name of the initial registered agent at such address is Curt Jansen.

EIGHTH: The address of the place of business is 2301 Research Boulevard, Suite 203, Fort Collins, Colorado 80522.

NINTH: The number of directors constituting the Board of Directors of this corporation shall be no less than one (1) and no more than nine (9).

TENTH: The Board of directors is hereby authorized to establish out of authorized but unissued shares, series of any preferred or special class of shares and fix and determine the relative rights and preferences of the shares of any series so established, including rights to such shares.

ELEVENTH: The Bylaws of this corporation may be altered, amended, or repealed and new Bylaws may be adopted by the Board of Directors subject to repeal or change by action of the shareholders. No such change or repeal shall produce provisions inconsistent with these articles.

WHEREAS these Restated Articles of Incorporation were duly adopted by the Board of Directors of Dynamic Commerce, Inc., at a regular meeting of that Board of Directors held on May 29, 1999, and


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WHEREAS neither the Articles of Incorporation nor the Bylaws of Dynamic
Commerce, Inc., require the approval or consent of shareholders of said corporation,

IN WITNESS WHEREOF, the duly elected President, Curt Jansen, of Dynamic Commerce, Inc., filed on July 2, 1997, has hereunto set his hand this 29th day of May, 1999.

                                      /s/ CURT JANSEN
                                    --------------------------------------------
                                    Curt Jansen, President

Consent of Agent:

I, CURT JANSEN, do hereby consent to being the agent for DynCom, Inc. The address of my place of business is: 2301 Research Boulevard, Suite 203, Fort Collins, CO 80522, and my residence address is 3404 Terry Lake Road, Fort Collins, CO 80524.


                                      /s/ CURT JANSEN
                                    --------------------------------------------

STATE OF COLORADO   )
COUNTY OF LARIMER   )               ss:


     The foregoing instrument was acknowledged before me this 8th day of June, 1999, by Curt Jansen. In witness whereof I have hereunto set my hand and seal.

     My commission expires
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                                    -- Signed --
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                                    Notary
                                    Address:
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